                                 EXHIBIT (12)

                            HELLER FINANCIAL, INC.

                       COMPUTATION OF RATIO OF EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                 1997  1996  1995  1994  1993
                                                 ----  ----  ----  ----  ----
                                                    (DOLLAR AMOUNTS IN
                                                        MILLIONS)
Net income before income taxes and minority
 interest....................................... $233  $183  $181  $174  $133
                                                 ----  ----  ----  ----  ----
Add-Fixed charges
  Interest and debt expense.....................  516   452   464   336   264
  One-third of rentals..........................    8     7     7     6     5
                                                 ----  ----  ----  ----  ----
    Total fixed charges.........................  524   459   471   342   269
                                                 ----  ----  ----  ----  ----
Net income as adjusted..........................  757   642   652   516   402
                                                 ----  ----  ----  ----  ----
Ratio of earnings to fixed charges.............. 1.44x 1.40x 1.38x 1.51x 1.49x
                                                 ====  ====  ====  ====  ====
Preferred stock dividends on a pre-tax basis.... $ 21  $ 13  $ 14  $ 14  $ 11
    Total combined fixed charges and preferred
     stock dividends............................  545   472   485   356   280
                                                 ----  ----  ----  ----  ----
Ratio of earnings to combined fixed charges and
 preferred stock dividends...................... 1.39x 1.36x 1.34x 1.45x 1.44x
                                                 ====  ====  ====  ====  ====

  For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" includes income before income taxes, minority interest and fixed charges. "Combined fixed charges and preferred stock dividends" includes interest on all indebtedness, one third of annual rentals (approximate portion representing interest) and preferred stock dividends on a pre-tax basis.

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